Exhibit 10.29

SUBLEASE

THIS SUBLEASE, dated as of the 2nd day of November, 2007, by and between MEDWAVE, INC., a Minnesota corporation (“Sublessor”) and TRANSOMA MEDICAL, INC., a Delaware corporation (“Sublessee”).

W I T N E S S E T H:

WHEREAS, Sublessor entered into that certain Office/Warehouse Lease dated April 10, 1997 with Round Lake LLC, as predecessor in interest to AMB Property, L.P. (“Landlord”), as amended by Lease Modification and Extension Agreement dated March 29, 2002 between Landlord and Sublessor, by Second Lease Modification and Extension Agreement dated April 12, 2004 between Landlord and Sublessor, by Third Lease Modification and Extension Agreement dated January 26, 2005 between Landlord and Sublessor, and the Lease Termination and Surrender Agreement dated October 22, 2007 between Landlord and Sublessor (collectively, the “Master Lease”); and

WHEREAS, pursuant to the Master Lease, Landlord leased to Sublessor certain premises in the building located at 4382-84 Round Lake Boulevard, Arden Hills, Minnesota, as more particularly described in the Master Lease; and

WHEREAS, a copy of the Master Lease has been previously delivered to Sublessee, and Sublessee hereby acknowledges receipt of same; and

WHEREAS, Sublessee desires to sublease from Sublessor approximately 13,037 rentable square feet of Sublessor’s premises (the “Subleased Premises”), and Sublessor has agreed to sublease the Subleased Premises to Sublessee upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for Subleased Premises, the above recitals and the covenants herein contained, the parties hereto agree as follows:

I.              Term.

A.            Sublessor leases to Sublessee and Sublessee hires from Sublessor the Subleased Premises for a term (“Term”) commencing: (1) with respect to the portion of the Subleased Premises shown as Bays 5 and 6 on attached Exhibit “A” (the “Initial Subleased Premises”), at 12:01 a.m. on November 12, 2007 (the “Initial Premises Commencement Date”), and with respect to the portion of the Subleased Premises shown as Bays 7 and 8 (the “Remaining Subleased Premises”, and together with the Initial Subleased Premises, collectively, the “Subleased Premises”), at 12:01 a.m. on December 5, 2007 (the “Remaining Premises Commencement Date,” and together with the Initial Premises Commencement Date sometimes collectively referred to as the “Commencement Dates”), and expiring on December 31, 2007 (“Expiration Date”).

B.            Sublessor shall grant to Sublessee the right to enter the premises as necessary at any time after the execution of this sublease for the purposed of preparing the Subleased Premises for occupancy.

II.            Provisions Constituting Sublease.

A.            Except as may be inconsistent with the terms of this Sublease, all of the terms, covenants and conditions of the Master Lease are incorporated herein by reference as if fully set forth herein, and such terms, covenants and conditions shall be applicable to this Sublease with the same force and effect as if Sublessor were Landlord under the Master Lease and Sublessee were Tenant thereunder. Sublessee shall observe and perform for the benefit of Landlord and Sublessor each and every term, covenant, condition and agreement of the Master Lease which Sublessor is required to observe or perform with respect to the Subleased Premises as Tenant under the Master Lease, except that the following sections of the Master Lease shall not apply to this Sublease:

1, 2, 3, 4, 5, 9, 10 and 33 of original lease; 1 and 2 of first modification and extension agreement; 3, 4, 5 and 6 of second modification and extension agreement; 1, 2, 3, 4 and 5 of third modification and extension agreement; the paragraph entitled “Termination Fee” in lease termination and surrender agreement.

B.            Sublessor agrees that it will not terminate or further amend or modify the Master Lease without Sublessee’s consent, which may be granted or withheld in Sublessee’s sole discretion.

III.           Rent.      Sublessee shall pay Sublessor the sum of $20,000.00 upon execution of this Sublease and for the furniture and equipment described in Article VI below. No other payments shall be due to Sublessor.

IV.                                Condition of Subleased Premises. Prior to the applicable Commencement Date with respect to each portion of the Subleased Premises, Sublessor shall remove all telephone equipment and other personal property located within the applicable portion of the Subleased Premises being made available to Sublessee. In addition, as of each of the applicable Commencement Dates, Sublessor shall leave the applicable portion of the Subleased Premises in broom clean condition and as otherwise required to be surrendered to Landlord under the terms of the Master Lease (other than for tenant improvements such as work stations installed by Sublessor and that Sublessee will use in its occupancy of the Subleased Premises). Subject to the foregoing, Sublessee accepts each portion of the Subleased Premises in its then existing condition as of the applicable Commencement Date.

V.            Notices. All notices, consents, approvals, demands and requests (collectively “Notices”) which are required or desired to be given by either party to the other hereunder shall be delivered in accordance with the notice provisions of the Master Lease, except that notices shall be delivered to the following addresses:

To Sublessor	Medwave, Inc.
P.O. Box 65
Lakeville, Minnesota 55044

To Sublessee	Transoma Medical, Inc.
4211 Lexington Avenue North
Suite 2244
St. Paul, MN 55126
Attn: Vice President Manufacturing Operations

or at such other address as Sublessor or Sublessee may from time to time designate by notifying the other party in accordance herewith.

VI.           Furniture and Equipment. Simultaneously with the execution of this Sublease, and the payment of the first payment due hereunder, Sublessor shall execute a Bill of Sale to Sublessee for the furniture and equipment described on attached Exhibit “B”.

VII.         Access by Sublessor. Prior to the Remaining Premises Commencement Date, Sublessor shall have access to the restrooms located in the Initial Subleased Premises, and shall also have such access through Initial Subleased Premises as is reasonably necessary to obtain access to the Remaining Subleased Premises. Notwithstanding the foregoing provisions to the contrary, if deemed necessary by Sublessee to maintain security within the Initial Subleased Premises, Sublessee reserves the right at any time to cause locks to be changed within the Subleased Premises, or any portion thereof, and to deny Sublessor access through the Initial Subleased Premises for purposes other than use of the restrooms.

VIII.        Broker’s Fees. Sublessee and Sublessor each represents and warrants that no broker, agent or other person has been instrumental or involved in bringing about this transaction except for the Keewaydin Group, Inc. who will not get a fee from either party in connection with this transaction. Sublessee agrees to indemnify and hold Sublessor harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessee with regard to this transaction, including the Keewaydin Group, Inc. Sublessor agrees to indemnify and hold Sublessee harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Sublessor with regard to this transaction.

IX.           Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of Minnesota.

X.            Severability. If the application of any provision of this Sublease, or any paragraph, sentence, clause, phrase or word in any circumstance is held invalid, the validity of the remainder of this Sublease shall not be affected thereby, and the remainder shall be construed as if such invalid part were never included in the Sublease.

XI.           No Representations or Warranties. Sublessee acknowledges that neither Sublessor nor Sublessor’s agents have made any representations or warranties as to the suitability of the Premises for the conduct of Sublessee’s business.

XII.         Indemnification. Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all claims, including reasonable attorneys’ fees, arising or alleged to arise as a result of the use of either portion of the Subleased Premises and other areas appurtenant to the Subleased Premises, by Sublessee, its employees, agents, contractors, subcontractors, or guests. Except as otherwise provided in Article IV, Sublessor shall defend, indemnify and hold Sublessee harmless from and against any and all claims, including reasonable attorneys’ fees, arising or alleged to arise as a result of the use of either portion of the Subleased Premises and other areas appurtenant to the Subleased Premises, by Sublessor, its employees, agents, contractors, subcontractors, or guests. The indemnification obligations hereunder shall survive the execution, termination and/or expiration of this Sublease Agreement and the Master Lease.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the day and year first above written.

SUBLESSOR:	MEDWAVE, INC.

	By:	/s/ Donna R. Lunak

	Name:	Donna R. Lunak

	Its:	VP, GM

SUBLESSEE:	TRANSOMA MEDICAL, INC.

	By:	/s/ Charles T. Coggin

	Name:	Charles T. Coggin

	Its:	Chief Financial Officer

EXHIBIT “A”

SUBLEASED PREMISES

[Premises Floor Plan]

EXHIBIT “B”

FURNITURE AND EQUIPMENT

1.             All work stations (including replacement panels)

2.             All office desks, chairs and work tables and conference room furniture

3.             All lounge room tables, chairs, miscellaneous furniture and all appliances

4.             All filing cabinets in offices

5.             All chairs